Exhibit 10.35
On this 25th day of December 2008 in Moscow, Russian Federation

Frito Lay Manufacturing LLC whose registered address is Mezheninova, 5, Kashira, Moscow Region, Russian Federation in the person of its general director, Paul Kiesler acting on the basis of the charter of the company on the one hand

And

PepsiCo Holdings LLC whose registered address is Sherrizone, Moscow Region, Russian Federation in the person of its general director, Marina Ostrovskaya acting on the basis of the charter of the company on the other hand have reached the following agreement:

1	Definitions

Throughout this Agreement, unless the context expressly admits otherwise, the following words and phrases shall have the following meanings:

Agreement means this master distribution agreement signed between FLM and PCH.

AOP means FLM’s prevailing annual operating plan for the sale of the Products in the Russian Federation to be determined by FLM and communicated to PCH.

Beverages means any beverage distributed by PCH.

Case means a raw case of the Products, determined according to the Product list, set forth in Schedule F as amended from time to time by FLM.

Channel means either the Modern Trade, the Traditional Trade or the Indirect Channel (as the case may be.)

Combined Sales Force means all those sales persons employed by PCH and engaged in the sale of the Products together with the sale of the Beverages.

Combined Cities means all those cities or oblasts in which the Combined Sales Force collects orders for the Products and which at the Effective Date are those set forth in Schedule S.

Credit Limit means the total amount of money which PCH may owe FLM at any time for the Products and which shall not exceed the value of all Products purchased by PCH during any thirty day period or such other period as the Parties may agree from time to time, such value being determined on the basis of the prevailing Price List.

Credit Terms means those credit terms granted by PCH to Customers from time to time in accordance herewith.

Customers means any legal or physical entity purchasing the Products and/or Beverages from PCH.

Database means a data base containing Customer and transactional information and maintained by PCH in accordance with clause 11.

Dedicated Sales Force means all those sales persons employed by PCH and engaged solely in the sale of the Products.

Dedicated Cities means all those cities and oblasts in which the Dedicated Sales Force collects some or all of orders for the Products arising in such city and which at the Effective Date are those set forth in Schedule S.

DS3 Customer means any 3PD Customer some or all of whose sales force is employed by PCH. Any sales made by such sales force shall be deemed to have been made by the Sales Force. Any sales made directly by a DS3 Customer (and not by such sales force) shall be deemed to form part of sales into the Indirect Channel.

Effective Date means the date on which this Agreement shall come into force and this shall be 1st of January 2009.

FLM means Frito Lay Manufacturing LLC whose registered address is 142 900, Mezheninova, 5, Kashira, Moscow Region, Russian Federation.

Forecast means a forecast jointly prepared by the Parties pursuant to clause 6.2 setting out, inter alia, the Parties’ commercial expectations for the following year and the financial assumptions on which they are based.

Indirect Channel means that channel comprised of 3PD Customers or wholesalers who purchase the Products primarily for resale to other distributors or retailers.

KPI(s) means all those key performance indicators determined by FLM (taking into account the reasonable opinions of PCH) and which PCH shall track and report to FLM in accordance with Schedules L and S. and the introduction of which shall be subject to the prior approval of PCH, such approval not to be unreasonably withheld or delayed.

Modern Trade means any hypermarket, supermarket, discounter or any other Customer falling within this channel according to PCH’s channel classification prevailing on the Effective Date together with such other Customers as the Parties may determine (from time to time) acting reasonably.

Pallet means those pallets belonging to FLM on which the Product is shipped to PCH.

Parties means FLM and PCH.

PCH means PepsiCo Holdings LLC whose registered address is Sherrizone, Moscow Region, Russian Federation.

Price List shall mean the rouble price list setting out the prices at which FLM shall sell the Products to PCH and such list shall be determined in accordance with Schedule F, subject to clause 6.5. The Price List prevailing on the Effective Date is set forth at Schedule F.

Products means all those products sold by FLM to PCH from time to time pursuant hereto, all of which shall conform to the Quality Documents.

Proposing Party shall have the meaning ascribed to it in clause 6.5 of this Agreement.

Quality Specifications means all those quality specifications to which the Products shall conform in accordance with Russian law.

Quality Documents means the certificate of conformity, sanitary epidemiological conclusion and confirmation of quality and fitness for consumption for each of the Products.

Sales Force means either the Combined Sales Force or the Dedicated Sales Force (as the case may be.)

Schedule(s) mean all those schedules of this Agreement, which form an integral part hereof.

Total Sales Force means the Combined Sales Force and the Dedicated Sales Force.

Trademarks means “Lays”, “Lays Max”, “Cheetos” and “Hrusteam” and such other snack food trademarks under which the Products are sold from time to time.

Traditional Trade means any Customer falling within this channel according to PCH’s channel classification prevailing on the Effective Date (and this shall include on-premise customers) together with such other Customers as the Parties may determine (from time to time) acting reasonably.

Term means the term of this Agreement which shall be five years from the Effective Date subject to the relevant provisions of clause 6 and17.

Volume Plan means the annual plan setting out by region, city, Sales Force and Channel the volume of the Products to be sold during the following year throughout the Russian Federation.

3PD Agreements means a distribution or wholesale supply agreement (as the case may be) concluded by PCH with a 3PD Customer for the supply of the Products and/or the Beverages.

3PD Customers means any wholesaler or distributor within the Indirect Channel which purchases the Products from PCH.

2	General

With effect from the Effective Date FLM hereby appoints PCH as its distributor of the Products in the Channels throughout the Term in accordance with the terms and conditions hereof and PCH hereby accepts such appointment.

3	Sale of Products to PCH

3.1	FLM shall sell the Products to PCH at the Price List, prevailing on the day on which shipment of the Products [is scheduled to take place] [takes place.]

3.2	Any amendments to the Price List made in accordance herewith shall become effective 30 calendar days after PCH’s receipt of electronic notice thereof.

3.3	FLM shall recognize the income from the sale of Products to PCH at the moment of their delivery to PCH, which shall be deemed to have taken place upon signing of an act of acceptance by a duly authorized representative of PCH, whereupon title and risk in the Products shall pass to PCH.

3.4	If FLM delivers Products directly to Customers, FLM shall recognize the income from such sale from the moment a duly authorized representative of PCH confirms in writing that the Products have been loaded onto the delivery truck, whereupon title in the Products shall pass to PCH.

3.5	The Parties shall exchange between each other in accordance with their usual practices information confirming shipment and delivery of the Products to ensure their respective finance departments effect mutual reconciliation of such information by the last working day of each week and by the end of the first working day after each month of the Term.

3.6	The rights and obligations of the Parties with respect to the acceptance, rejection, and repackaging of the Products together with the presentation and settlement of any claims by PCH arising from the Products’ failure to conform to the Quality Specifications are set forth in Schedule L.

4	PCH’s Payment Terms

4.1	PCH shall pay for the Products within 30 calendar days of the date of their shipment.

4.2	The Parties shall ensure that at any time PCH shall not owe FLM an amount in excess of the Credit Limit.

4.3	The Credit Limit shall be tracked by the Parties on a monthly basis.

4.4	The Parties shall review the Credit Limit annually in good faith taking into account prevailing market conditions and shall endeavour to make reasonable changes thereto in the light of such review.

4.5	The Credit Limit does not include the cost of any Pallets. If PCH fails to return a Pallet to FLM within 6 months of its shipment in case of return to FLM’s Samara, Yekaterinburg & Novosibirsk branches and 3 month of its shipment in case of return to FLM’s Moscow and St. Petersburg branches PCH shall promptly pay FLM an amount equal to the prevailing invoice price at which FLM purchases replacement Pallets pursuant to arm’s length transactions.

4.6	All those other rights and obligations of the Parties in relation to the Pallets are set forth in Schedule L.

5	Terms of Delivery to PCH

5.1	The prices set forth in the prevailing Price List shall include the cost of primary transportation to the agreed place of delivery, which FLM shall bear.

5.2	The delivery destinations and the standard delivery terms to which all Product sold and distributed pursuant to the terms hereof shall be subject are more particularly described in Schedules S & L.

5.3	The Parties shall abide by the procedure for the collection and submission of orders for the Products by PCH together with the procedure for the fulfilment of such orders set forth in Schedule L.

6	Determining & Amending the Price List

6.1	The Price List and growth bonuses, which shall be in force from the Effective Date throughout 2009, subject to the provisions of clause 6.5 is set forth at Schedule F.

6.2	By 31st of October of each year of the Term commencing in 2009, the Parties shall acting in good faith use all reasonable endeavours to agree the Forecast and the Price List.

6.3	The Forecast on which the Price List for 2009 is based is set forth in Schedule F.

6.4	No later than 30th of September each year the Parties shall commence the negotiation of the Forecast and the Price List. If by 31st of October of each year of the Term the Parties fail to agree in writing either the Forecast or the Price List for the following year, this Agreement shall terminate on 1st of May of the following year.

6.5	At least once every quarter the Parties shall use their reasonable endeavours to review in good faith the prevailing Forecast against the latest actual market data to which each component of the Forecast relates. If in the reasonable opinion of either party the Forecast is materially different to such actual data, such party may propose in writing appropriate amendment(s) to the Price List in the light of such difference (“the Proposing Party”) and the Parties shall use all reasonable endeavours to agree such amendments. If 30 days after the date upon which the Proposing Party delivers notice of its proposal to the other party, the Parties have failed to reach agreement on the amendments to the Price List, either party may terminate this Agreement by delivering written notice thereof on the other party in which case this Agreement shall terminate six months after the date of delivery of such notice.

6.6	Upon reasonable notice each party shall grant to the other prompt, full and unfettered access to all books and records maintained by such party in order to permit the other party to exercise its right of review set forth in clause 6.5.

6.7	If this Agreement is terminated pursuant to clauses 6.4 or 6.5, such termination shall not amount to a breach of contract by either party and the Price List prevailing immediately prior to (i) 31st of October (in the case of clause 6.4) or (ii) the delivery of the Proposing Party’s notice (in the case of clause 6.5) shall remain in force until termination.

6.8	If the Parties fail to reach agreement on appropriate amendments to the Price List following notice from the Proposing Party pursuant to clause 6.5 and neither Party terminates the Agreement, the prevailing Price List shall remain in force until either the next quarterly review pursuant to clause 6.5 or (if sooner than the next quarterly review) the next determination of the Forecast pursuant to clause 6.2. If the Parties continue to fail to agree:
(i)	the amendments to the Price List pursuant to clause 6.5, then the applicable provisions of this clause shall again apply or

(ii)	the new Price List pursuant to clause 6.2, then the provisions of clause 6.4 shall apply.
7	Credit

7.1	PCH shall determine the Credit Terms, at all times taking into account the reasonable opinions of FLM.

7.2	PCH shall bear all risk of each Customer’s failure to pay for the Products without recourse to FLM.

7.3	PCH shall grant its Customers the same Credit Terms in respect of the Products as it does in respect of the Beverages, irrespective of the Customer’s purchases of each and determined solely by reference to the Customer’s creditworthiness and the total value of purchases made by the Customer.

8	Sales Forces

8.1	PCH shall ensure that:

(i)	the Total Sales Force consists of a sufficient number of people having sufficient experience in the sales and distribution of snack foods to permit PCH to sell prevailing Volume Plan.

(ii)	those members of its senior management who shall determine the activities and working conditions (including salary and bonuses) of the Total Sales Force shall be specialists having significant prior knowledge and experience of best practices in relation to the sale of the Products.
8.2	PCH shall ensure that:
(i)	the Total Sales Force is equipped with hand held computers capable of collecting in store data in line with FLM’s reasonable requirements (as communicated by FLM to PCH during the AOP process).

(ii)	such data is electronically transferred to FLM daily.
9	Channel Allocation

9.1	The Parties have agreed the allocation of Customers to Channels for 2009. No later than 31st of October of each year of the Term commencing in 2009 the Parties shall jointly determine the Channel to which a Customer belongs during the following year.

9.2	The Parties shall review the composition of the Dedicated Cities and the Combined Cities at least twice a year and shall, acting reasonably, make appropriate changes in the light of prevailing market conditions it being agreed that no changes shall be effected in April, May or June of any year.

9.3	In the case of a 3PD Customer who purchases both Beverages and Products, PCH shall use all reasonable endeavours to ensure that the terms and conditions of the supply of the Products shall be no worse than those of the supply of the Beverages. PCH shall use all commercially reasonable endeavours to ensure that such 3PD Customers enter into two commercial agreements per annum, one setting out the commercial conditions to which the supply of Beverages shall be subject and one setting out the commercial conditions to which the supply of the Products shall be subject.

9.4	With respect to the Modern Trade, the Parties have agreed the following:
(i)	FLM shall hire, instruct and bear the costs of all third party merchandisers working together with the Dedicated Sales Force.

(ii)	Shipments of the Products from FLM warehouses shall be effected in accordance with Schedule L.

10	Volume Plan

10.1	FLM shall prepare a Volume Plan and submit it to PCH by 1st of September of each year of the Term commencing in 2009.

10.2	PCH shall use all commercially reasonable efforts to ensure that the Total Sales Force delivers the prevailing Volume Plan.

10.3	The Parties shall jointly review the Volume Plan by the end of each quarter throughout the Term and shall, acting reasonably, amend the Volume Plan in accordance with Schedule S.

10.4	By 1st of October of each year of the Term commencing in 2009, PCH shall, taking into account the prevailing Volume Plan, submit to FLM for its approval (such approval not to be unreasonably withheld or delayed) a volume target for the Total Sales Force (split between the Combined and Dedicated) for each month of the following year (expressed by region, city and Channel) and PCH shall use all commercially reasonably endeavours to ensure that the Total Sales Force attains such volume target, which shall be subject to revisions commensurate with those made to the Volume Plan in accordance with clause 10.3.

11.	Database

PCH shall maintain a Database in accordance with Schedule S.

12	Reporting

12.1	PCH shall ensure that it reports all relevant data to FLM in accordance with the applicable provisions of Schedules S&L.

12.2	During the final quarter of each year commencing in 2009 FLM shall determine those KPIs which PCH shall track and report to FLM during the following years, subject to the Parties agreeing in advance on the timing and procedure for such tracking and reporting.

13	Marketing, Trade Support & Use of Trademarks

13.1	FLM shall alone determine all activities relating to and shall bear all costs arising in connection with the marketing and trade support for the Products (including the development of all in store materials and promotional activities.)

13.2	In order to increase the sales of the Products throughout the Russian Federation, FLM has the right to:
(i)	provide PCH with such sales materials (including racks) and other advertising materials as FLM shall determine and PCH shall place them at points of sale in accordance with procedures which the Parties shall separately agree, acting reasonably;

(ii)	engage in such merchandising activities at points of sale as it so chooses;

(iii)	appoint and manage third party merchandisers on its own or in connection with PCH.
13.3	When FLM determines the prevailing Price List, FLM shall include all costs incurred pursuant to this Clause 13 in the price at which it sells Products to PCH pursuant to the prevailing Price List.

13.4	FLM hereby authorises PCH to use the Trademarks for the purposes hereof in accordance with those written instructions, which FLM shall, acting reasonably, issue to PCH from time to time.

13.5	If PCH becomes aware of any unauthorised use of the Trademarks by any third party, PCH shall promptly inform FLM thereof.

14	FLM’s Right of Field Audit

14.1	Upon reasonable notice to PCH, FLM may visit any premises owned or controlled by PCH with a view to verifying PCH’s compliance with FLM’s transportation, operating and warehousing standards set forth in Schedule L.

14.2	If FLM exercises its right of field audit set forth in clause 14.1, PCH shall:
(i)	make available to FLM or its authorised representative(s) such records and personnel as FLM may reasonably request in order for FLM to complete the audit in accordance with PepsiCo, Inc’s usual auditing practices.

(ii)	if the right of audit can only be exercised by visiting premises owned or controlled by a third party, use all commercially reasonable endeavours to facilitate such visit.
15	Warehousing & Logistics

15.1	PCH shall ensure that at all times it maintains sufficient capacity throughout the Russian Federation to store, load and unload ordered Products (as more particularly defined in Schedule L) and subject to those procedures set forth in Schedule L.

15.2	The Parties shall enjoy all those rights and submit to all those obligations relating to:
(i)	warehousing, storing and ordering which are more particularly set forth in Schedule L.

(ii)	logistics which are more particularly set forth in Schedule L.

15.3	PCH shall ensure the Products are sold, transported and delivered to Customers in accordance with those provisions set forth in Schedule L.

15.4	FLM may in its absolute and unqualified discretion recall the Products from Customers and PCH shall effect such recall in accordance with Schedule L on condition that (save where the recall is the result of any act or omission by PCH) FLM shall compensate PCH for all direct costs incurred by PCH connected therewith.

16	Business Reviews

16.1	Throughout the Term the Parties shall undertake the following reviews within the period indicated:
(i)	Following FLM’s determination of the Volume Plan by 1st of September of each year of the Term, the Parties shall agree the following by 1st of October of each year of the Term:
(a)	The following year’s volume target for the Combined Sales Force expressed by brand and city.

(b)	The following year’s roll out for the Dedicated Team.

(c)	KPIs for the following year.
(ii)	By the third week of every month during the Term the Parties shall jointly review, inter alia, the year to date sales data for the Products (including the sales volumes) versus the corresponding AOP targets together with any other joint projects.

(iii)	Following FLM’s determination of the three year strategic volume plan for the sale of the Products in the Russian Federation by 30th of April of each year of the Term, the Parties shall agree promptly thereafter in the light thereof the roll out for the Dedicated Sales Force during the next three years and the schedule for the conversion of 3PD Customers to DS3 Customers.
16.2	By the end of the third week of every month during the Term PCH shall review the year to date performance of the Combined Sales Team against the relevant KPIs set out in the AOP.

17	Term & Termination

17.1	Subject to clauses 6.4, 6.5, 17.2 and 17.3 (respectively), the Term of this Agreement shall be five years commencing on the Effective Date and expiring automatically on the fifth anniversary thereof.

17.2	Either Party may terminate this Agreement by giving the other two years prior written notice thereof. For the avoidance of doubt if either Party serves such notice on the other, this Agreement shall automatically terminate on the second anniversary of the delivery of notice of termination.

17.3	This Agreement shall automatically terminate six months after the occurrence of the termination for whatever reason of any of the following:
(i)	the joint venture agreement between PepsiCo Ireland Limited and PR Beverages Ireland Limited in relation to the establishment and operation of PR Beverages Limited.

(ii)	Any master bottling appointment issued by PepsiCo, Inc. or its affiliates to PR Beverages Limited in respect of any of the following trademarks: Pepsi, 7-UP or Mirinda.
17.4	If the joint venture agreement described in clause 17.2 (i) is terminated by virtue of the material breach of PR Beverages Ireland Limited or if any master bottling appointment described in clause 17.2 (i) is terminated by virtue of the material breach of PR Beverages Limited, this Agreement shall be deemed to have been terminated due to the material breach of PCH.

17.5	If the joint venture agreement described in clause 17.2 (i) is terminated by virtue of the material breach of PepsiCo Ireland Limited or if any master bottling appointment described in clause 17.2 (i) is terminated by virtue of the material breach of PepsiCo, Inc. or its affiliates, this Agreement shall be deemed to have been terminated due to the material breach of FLM.

17.6	If this Agreement terminates for whatever reason, then immediately prior to termination;
(i)	PCH undertakes to :
(a)	sell to FLM any unsold Products in PCH’s possession at the book value thereof.

(b)	return to FLM all equipment or materials owned by FLM in PCH’s possession.

(c)	deliver to FLM an electronic copy of the Customer master files and credit history of all Customers, subject to PCH’s legal right to do so.

(d)	cease the sale of the Products.
(ii)	The Parties shall make all payments due to each other pursuant to the terms hereof and either Part may set off monies owed to the other against monies due from the other.
17.7	No term shall survive expiry or termination of this Agreement unless expressly provided otherwise.

17.8	The expiry or termination of this Agreement shall be without prejudice to any rights which have accrued already to either of the Parties under this Agreement or (subject to clause 24) accrue to either Party under any applicable legislation.

18	Schedules

18.1	The Parties acknowledge that the full commercial understanding which they have reached from the Effective Date is set forth in this Agreement together with all the Schedules hereto.

18.2	The Parties may from time to time amend this Agreement or its Schedules on condition that no amendment shall be effective unless signed by duly authorised representatives of both Parties.

18.3	If there is a conflict between the provisions set forth in this Agreement with any set forth in the Schedules, the former shall prevail.

19	Governing Law & Jurisdiction

This Agreement shall be governed by Russian law and interpretation and the Parties irrevocably submit to the exclusive jurisdiction of the Russian courts for all purposes connected with it.

20	Supersedes Prior Agreements

As at the Effective Date, this Agreement supersedes any prior agreement relating to the distribution of the Products, or any of them, in the Russian Federation between the Parties whether written or oral and any such prior agreements are hereby cancelled but without prejudice to any rights which have already accrued to either of the Parties.

21	Notices

Any notice to be served on either of the Parties by the other shall be sent by prepaid recorded delivery or registered post or by telex or by electronic mail and shall be deemed to have been received by the addressee within 72 hours of posting or 24 hours if sent by telex or by electronic mail to the correct telex number (with correct answerback) or correct electronic mail number of the addressee.

22	Waiver

The failure by either of the Parties to enforce at any time or for any period any one or more of the terms or conditions of this Agreement shall not be a waiver of them or of the right at any time subsequently to enforce all terms and conditions of this Agreement.

23	Warranty

Each Party warrants it has the full power and authority to enter into this Agreement.

24	Exclusion of Liability

24.1	Neither Party shall have any liability to the other in connection with this Agreement for any loss of profit, loss of goodwill, loss of opportunity or loss of reputation suffered by such other Party (whether in contract, tort or otherwise.)

24.2	In the event of the expiry or termination of this Agreement, PCH hereby waives any claim (which it may otherwise have pursuant to any applicable legislation) for payment for any goodwill which may have inured to the benefit of the Products during the Term.

25	Force Majeure

25.1	If the ability of either party to perform its obligations hereunder is affected by national emergency war terrorism riot or civil commotion, prohibitive governmental regulations, third party industrial dispute or any other cause beyond its reasonable control the Party affected shall forthwith notify the other Party of the nature and extent thereof.

25.2	Neither party shall be deemed to be in breach of this Agreement or otherwise be liable to the other by reason of any delay in performance or non-performance of any of its obligations hereunder to the extent that such delay or non-performance is due to any of the causes referred to in Clause 25.1 hereof of which it has notified the other party and the time for performance of that obligation shall be extended accordingly.

25.3	If the delay or non-performance in question shall extend for a continuous period in excess of three months, the parties shall enter into bona fide discussions with a view to alleviating its effects or to agreeing upon such alternative arrangements as may be fair and reasonable.

26.	Language

26.1	This Agreement (excluding the Schedules) shall be executed in English and Russian counterparts. In the event of a conflict between these English and the Russian texts, the English text shall prevail over the Russian.

26.2	The Schedules shall be executed in either Russian or in English and Russian. If they are executed only in Russian, any translations shall be for information and without legal force. If they are executed in English and Russian, the English text shall prevail over the Russian in the event of a conflict.

27.	Costs

27.1	Each Party shall bear all its own costs incurred in the formation and execution of this Agreement.

27.2	Each Party shall bear the cost of discharging all those obligations imposed on it by the terms hereof, unless the context expressly admits otherwise.

27.3	The Parties shall use all commercially reasonable endeavours to assist the other Party to minimize the costs which it incurs in connection with this Agreement.

28.	Confidentiality

28.1	During the Term of this Agreement, each Party will be exposed to confidential proprietary technical information belonging to the other which pertains to the operation of the other’s business. In particular but without limitation, each Party may be exposed to know-how, process and product information, intellectual property, methods of manufacture, business plans, sales and marketing strategies, data and technical information pertaining to the other party (referred to in the remainder of this paragraph as “Confidential Information”). Each Party agrees to hold in confidence and not to disclose to others or to use for its own benefit or the benefit of other members of its group all Confidential Information which has been or will be disclosed to it either directly or indirectly and to use Confidential Information solely in conjunction with its performance under this Agreement provided that such obligation of confidentiality and non-use does not apply to any Confidential Information which:
(i)	is already in or which comes into the possession of the non-owning party other than as a result of a breach of this Agreement;

(ii)	is or becomes generally available to the public other than as a result of a disclosure by the non-owning party;

(iii)	is or becomes available to the non-owning party on a non-confidential basis from a third party who is not known by the non-owning party to be bound by a confidentiality Agreement or other obligation of secrecy to the owning party; or

(iv)	is required to be disclosed by the non-owning party in the course of any legal proceedings or by any governmental or other authority or regulatory body.

28.2	Upon completion or termination of this Agreement for any reason, or upon written demand, each Party agrees to deliver to the other all tangible forms of Confidential Information belonging to the other.
Executed on this 25th day of December 2008 in Moscow, Russian Federation

By:	/s/ Paul Kiesler
Name: Paul Kiesler
Position: General Director
A duly authorised representative of
Frito Lay Manufacturing Limited

By:	/s/ Marina Ostrovskaya
Name: Marina Ostrovskaya
Position: General Director
A duly authorised representative of
PepsiCo Holdings Limited